EXHIBIT 99.1

                                    HNS LOGO

Press Release

                  HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC.
              ANNOUNCES RESTATEMENT OF ITS THIRD QUARTER EARNINGS
                 AND TERMINATION OF AGREEMENT FOR SALE OF ASSETS

FOR IMMEDIATE RELEASE:

WEST PALM BEACH, FLA, FEB. 19, 2004 - The Board of Directors of Health & Nutrition Systems International Inc. (OTC Bulletin Board: HNNS - News) announced today that the Company is restating its financial results for the nine months ended September 30, 2003 to reflect the accrual of bonuses payable to its chief executive officer in the amount of approximately $129,000 in the third quarter of 2002. The bonus is payable to Mr. Tisi under the terms of his employment agreement entered into as of January 1, 2001, and is based upon improvement in gross revenues for the three month period when compared to the same period in 2002, and on net income for the period.

As a the result of the bonus accrual, net income for the nine and three month periods ending September 30, 2003 was $183,835 and $344,479, respectively, compared to a loss of ($94,834) and income of $84,398 for the comparable periods in 2002. Previously reported net income for the nine and three month periods ending September 30, 2003 was $312,835 and $473,479, respectively.

Net income per share for the nine and three month periods ending September 30, 2003 was $.05 and $.09, respectively, compared to a loss of ($.03) and net income of .02 for the comparable periods in 2002. Previously reported net income per share for the nine and three month periods ending September 30, 2003 was $. 08 and $.13, respectively.

Income (loss) from operations for the nine and three month periods ending September 30, 2003 was ($80,522) and $99,690 compared to a loss of ($77,329), and income from operations of $115,000 for the comparable periods in 2002. Previously reported operating income for the nine and three month periods ending September 30, 2003 was $48,478 and $228,690, respectively.

The Company also announced that the Asset Purchase Agreement entered into in November 2003 between the Company and TeeZee, Inc., a company wholly owned by Mr. Tisi, has been terminated by the Company in accordance with the terms of the agreement, and that the Company was therefore withdrawing the related proxy seeking shareholder approval recently filed with the Securities and Exchange

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Commission. Mr. Tisi has informally agreed to extend his offer to purchase substantially all of the Company's assets, on substantially the same terms contained in the asset purchase agreement, through April 30, 2004. Mr. Tisi also has agreed, subject to entering into a definitive employment agreement, to continue serving as the Company's chief executive officer through at least the end of 2004, even if he and the Company are unable to reach an agreement on TeeZee, Inc.'s proposed purchase of the Company's assets.

In commenting on the restatement and the revised results for the period, the Chairman of the Company's Board of Directors, James A. Brown, said, "After discussions with our internal accounting personnel, our outside auditors and management, I am convinced that the original failure to record Mr. Tisi's bonus was an oversight in our internal accounting. We have implemented temporary oversight measures, and will be implementing permanent changes in an effort to insure that no such events occur in the future. We expect to file a restated 10-QSB for the relevant periods in the next few days." He went on, "I am disappointed that what originally appeared to be a slight operating profit for the third quarter ends up being an operating loss. We continue to operate on very thin margins in a highly competitive market inhabited by many contenders with significantly more resources than us. However, I continue to believe that our existing operations have value to the shareholders. By extending both his offer to purchase the Company's assets and his employment with the Company, Mr. Tisi has given us the opportunity to continue to consider strategic alternatives for the Company."

HNS develops and markets weight management products in over 25,000 health, food and drug store locations. The Company's products can be found in CVS, GNC, Eckerd's, Rite Aid, Vitamin Shoppe, Vitamin World, Walgreens and Wal-Mart. The Company's HNS Direct division distributes to independent health food stores, gyms and pharmacies. For more information, visit: http://www.hnsglobal.com/.

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the factors described in the Company's filing with the Securities and Exchange Commission, terrorist attacks on the United States, possible responses by the U.S. government, general economic conditions, consumer confidence and changes in consumer preference, introduction of products that compete with the Company's products, and the availability and deployment of capital. Finally, recent government action and the surrounding publicity regarding ephedra-containing products may make it difficult for us to obtain and maintain product liability insurance for our products at current premiums. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward- looking statements.